UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2025

STORE Capital LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36739	88-4051712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreements. Effective January 1, 2026, STORE Capital LLC (the “Company”) will enter into amended and restated employment agreements (each, an “Employment Agreement”) with each of the following executive officers:

•	Mary B. Fedewa – President, Chief Executive Officer, and Director;

•	Craig A. Barnett – Executive Vice President – Chief Operating Officer

•	Ashley A. Dembowski - Executive Vice President – Chief Financial Officer

The Employment Agreements provide that each officer will serve in the specified role for a term of three years ending December 31, 2028, with automatic one-year renewal terms unless either party provides notice of non-renewal to the other party not less than 90 days before the termination of the then existing term.

Pursuant to the Employment Agreements, each officer (i) will be paid an annual base salary, (ii) will be eligible to receive an annual cash incentive bonus based on the achievement of certain performance metrics over each fiscal year, and (iii) will be eligible to receive a cash award, pursuant to a grant under a long-term incentive plan (“LTIP”), based on the achievement of certain performance metrics over a three-year period performance period ending December 31, 2028. The initial annual base salary, target bonus amount (the “Target Bonus Amount”), and target LTIP award for each officer are as set forth in the table below:

Name	Initial Annual Base Salary	Target Bonus Amount as a % of Base Salary	Target LTIP Award as a % of Base Salary
Mary B. Fedewa	$867,500	150%	519%
Craig A. Barnett	$435,000	75%	250%
Ashley A. Dembowski	$410,000	75%	265%

In addition, the Employment Agreements provide that, if an officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” (each as defined in the Employment Agreements), such officer will be entitled to receive certain severance benefits in addition to accrued obligations (as defined in the Employment Agreements), including (i) an amount equal to a multiple of such officer’s base salary in effect on the date of termination (1.5x in the case of Ms. Fedewa, and 1x in the case of the other officers), (ii) an amount equal to such officer’s Target Bonus Amount, (iii) 12 months of COBRA continuation coverage at the rate such officer would have paid under the Company’s group health benefit plans and (iv) a prorated LTIP payment based on the Board’s determination of actual performance for the entire performance period. The Employment Agreements contain customary restrictive covenants, including confidentiality, non-competition and non-solicitation provisions, that apply during the term of employment with the Company and for 12 months thereafter.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreements, copies of which will be timely filed as exhibits to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

Appointment of Chief Operating Officer. In connection with the execution of the foregoing Employment Agreements, Mr. Craig Barnett was appointed to the position of Executive Vice President – Chief Operating Officer, effective January 1, 2026. Prior to his appointment, Mr. Barnett had served as the Company’s Executive Vice President – Credit & Real Estate Underwriting since January 2024, having previously served as Executive Vice President – Underwriting & Portfolio Management from September 2020 through December 2023. Prior to his appointment as an Executive Vice President, Mr. Barnett served in various leadership roles at the Company since its inception in 2011, most recently as Senior Vice President – Portfolio Management. Prior to joining the Company, he was a Vice President of Franchise Capital Advisors and held leadership positions at GE Capital and FFCA. Mr. Barnett received a B.S. degree in Finance from Arizona State University’s W.P. Carey School of Business.

Departure of Named Executive Officers. Effective January 9, 2026, Mr. Chad A. Freed, the Company’s Executive Vice President - General Counsel, Chief Compliance Officer and Secretary, and Mr. Tyler S. Maertz, the Company’s Executive Vice President – Acquisitions, will step down as officers of the Company in order to pursue other opportunities. At the conclusion of their service to the Company, each of Mr. Freed and Mr. Maertz will receive payments and other benefits in accordance with the terms of their employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital LLC
Dated: January 5, 2026
	By:	/s/ Ashley A. Dembowski
Ashley A. Dembowski
Executive Vice President – Chief Financial Officer